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MERCER FUNDS

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mercer FUNDS

Mercer Opportunistic Fixed Income Fund

99 High Street
Boston, Massachusetts 02110

September 8, 2023

Dear Shareholder:

We are pleased to notify you of a change involving Mercer Opportunistic Fixed Income Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of Ninety One North America, Inc. (“Ninety One”) to serve as a new subadviser to the Fund. In conjunction with this appointment, the Board has approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment adviser (“Mercer” or the “Adviser”), on behalf of the Fund, and Ninety One (the “Ninety One Subadvisory Agreement”).

The Adviser recommended the appointment of Ninety One to serve as an additional subadviser in addition to each of the Fund’s current subadvisers. Ninety One began managing its allocated portion of the Fund’s investment portfolio on or about June 15, 2023.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Ninety One and the Ninety One Subadvisory Agreement and a discussion of the factors that the Board considered in approving the Ninety One Subadvisory Agreement.

Sincerely,

Richard S. Joseph, CFA
Trustee, President, and Chief Executive Officer
Mercer Funds

MERCER FUNDS

Mercer Opportunistic Fixed Income Fund

99 High Street
Boston, Massachusetts 02110

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of Mercer Opportunistic Fixed Income Fund (the “Fund”) about the recent hiring of a new subadviser to the Fund, Ninety One North America, Inc. (“Ninety One”). In connection with the hiring of Ninety One, the Board approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment adviser (“Mercer” or the “Adviser”), on behalf of the Fund, and Ninety One (the “Ninety One Subadvisory Agreement”). The Adviser recommended the appointment of Ninety One to serve as an additional subadviser for the Fund in order to employ Ninety One’s investment strategy and also to reallocate the assets of the Fund among certain of the existing subadvisers to the Fund. Ninety One began managing its allocated portion of the Fund’s investment portfolio on or about June 15, 2023, at which time the Adviser also adjusted the allocation of assets among certain of the Fund’s other subadvisers in connection with such appointment. The changes described above may be collectively referred to herein as the “New Opportunistic Fixed Income Fund Structure.”

The hiring of Ninety One, and the Ninety One Subadvisory Agreement, were approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Adviser.

This Statement is being mailed on or about September 11, 2023 to shareholders of record of the Fund as of June 30, 2023.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

Mercer is the investment adviser to the series of the Trust, including the Fund. The Adviser uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisers that are unaffiliated with the Trust or the Adviser, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser (or as a subadviser) to the mutual fund. The Trust and the Adviser have obtained the Exemptive Order, which permits the Trust and the Adviser, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisers and to modify subadvisory arrangements with unaffiliated subadvisers without shareholder approval. Under the Exemptive Order, the Adviser may act as a manager of managers for some or all of the series of the Trust, and the Adviser supervises the provision of portfolio management services to the series by various subadvisers.

The Exemptive Order also allows the Adviser, among other things, to: (i) continue the employment of a current subadviser after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadviser, and (ii) reallocate assets among current or new subadvisers. The Adviser has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisers and recommend the hiring, termination, and replacement of the subadvisers to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Adviser (the “Independent Trustees”), at a Board meeting held on April 4, 2023 (the “Meeting”): (i) appointed Ninety One to serve as a subadviser to the Fund, and (ii) approved the Ninety One Subadvisory Agreement, between the Adviser, on behalf of the Fund, and Ninety One. Ninety One is unaffiliated with the Adviser and discharges its responsibilities subject to the oversight and supervision of the Adviser. Ninety One is paid by the Adviser and not by the Fund. No increase in the advisory fees paid by the Fund to the Adviser resulted from the appointment of Ninety One as a subadviser to the Fund, or from the implementation of the Ninety One Subadvisory Agreement.

The Trust and the Adviser have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that, in connection with the hiring of a subadviser, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Ninety One and the Ninety One Subadvisory Agreement.

THE ADVISER

The Adviser, a Delaware limited liability company located at 99 High Street, Boston, Massachusetts 02110, serves as the investment adviser to the Fund. The Adviser is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Adviser is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The Adviser provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2014, between the Trust and the Adviser, as amended from time to time (the “Management Agreement”). The Trust employs the Adviser generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Adviser may hire one or more subadvisers to carry out the investment program of the Fund (subject to the approval of the Board). The Adviser continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Adviser furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Adviser has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisers to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisers; (iv) monitors and evaluates the performance of the Fund’s subadvisers, including the subadvisers’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisers comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Adviser a fee calculated at an annual rate of 0.80% of assets up to $750 million, 0.78% of assets in excess of $750 million up to $1 billion and 0.73% of assets in excess of $1 billion of the Fund’s average daily net assets. The Adviser earned total investment advisory fees of $8,847,594 from the Fund for the fiscal year ended March 31, 2023, prior to: (i) paying the fees of each of the subadvisers to the Fund and (ii) waiving fees in accordance with the terms of a fee waiver arrangement entered into between the Adviser and the Fund pursuant to which the Adviser has agreed to waive any portion of its investment management fee that exceeds the aggregate amount of the subadvisory fees that the Adviser is required to pay to the Fund’s subadvisers for the management of their allocated portions of the Fund (the “Fee Waiver Agreement”). The aggregate compensation paid by the Adviser to all subadvisers to the Fund during the last fiscal year ended March 31, 2023 was $3,935,402 representing 0.35% of the Fund’s average net assets during that period, resulting in the Adviser receiving net investment advisory fees of $4,912,192, all of which the Adviser waived pursuant to the terms of the Fee Waiver Agreement. The Fund did not make any payments to any affiliated person of Ninety One during the fiscal year ended March 31, 2023.

Several officers of the Trust are also officers and/or employees of the Adviser. These individuals and their respective positions are: Richard S. Joseph serves as President, Chief Executive Officer, and Trustee of the Trust and as Vice President and US Wealth Distribution Leader for the Adviser; Erin Lefkowitz serves as Vice President of the Trust and as Senior Portfolio Manager of the Adviser; Stephen Gouthro serves as Vice President and Assistant Treasurer of the Trust and as a partner of the Adviser and U.S. Chief Operating Officer for the Adviser’s U.S. Business Solutions Group; Barry Vallan serves as Vice President and Assistant Treasurer of the Trust and as Principal of Investment Operations and Head of Fund Administration of the Adviser; Colin J. Dean serves as Vice President and Assistant Secretary of the Trust and as Global Chief Counsel-Investments of the Adviser; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Adviser; Caroline Hulme serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Senior Legal Counsel-Investments for the Adviser; Jeffrey Coleman serves as Vice President, Treasurer and Chief Financial Officer of the Trust and Head of Investment Operations for the Adviser; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Adviser; and Nicole Wong serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of Mercer Trust Company LLC. The address of each executive officer of the Trust is 99 High Street, Boston, Massachusetts 02110.

None of the officers or Trustees of the Trust are officers, employees, directors and/or shareholders of Ninety One.

NINETY ONE NORTH AMERICA, INC.

Ninety One is located at 65 East 55th Street, 30th Floor, New York, NY 10022. Ninety One is an indirect, wholly-owned subsidiary of Ninety One plc. The Ninety One Group is dual-listed, comprising Ninety One plc, a public limited company incorporated in England and Wales and Ninety One Limited, a public company incorporated in the Republic of South Africa. Ninety One is listed on the London and Johannesburg Stock Exchanges. Ninety One is registered as an investment adviser under the Advisers Act. The Ninety One Subadvisory Agreement is dated April 4, 2023.

Ninety One was approved by the Board to serve as a subadviser to the Fund at the Meeting. Ninety One is not affiliated with the Adviser, and Ninety One discharges its responsibilities subject to the oversight and supervision of the Adviser. As indicated above, Ninety One is paid by the Adviser and not by the Fund. The fees paid by the Adviser to Ninety One depend upon the fee rates negotiated by the Adviser. In accordance with procedures adopted by the Board, a subadviser to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

Ninety One serves as a subadviser for the registered investment company listed below, which has investment objectives similar to the Fund’s investment objective.

Fund Name	Assets as of June 30, 2023 (in millions)	Annual Advisory Fee Rate (as a % of average daily net assets)
Ninety One Global Franchise Fund	$310	0.75%

The names and principal occupations of the principal executive officers and directors of Ninety One are listed below. The address of each principal executive officer and director, as it relates to the person’s position with Ninety One, is 65 East 55th Street, 30th Floor, New York, New York 10022.

Name	Principal Occupation
Philip A. Anker	Chief Executive Officer and Director

Dana A. Troetel	Chief Compliance Officer, Head of Legal and Director

Amina Rasool	Secretary

Bradley J. George	Director

John C. Green	Director

John T. McNab	Director

THE NINETY ONE SUBADVISORY AGREEMENT

The Ninety One Subadvisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of considering and approving the Ninety One Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the Ninety One Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Ninety One Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the Ninety One Subadvisory Agreement, other than the rate of compensation paid by the Adviser to Ninety One, are substantially similar to the terms contained in the subadvisory agreements in effect between the Adviser and the Fund’s other current subadvisers. The Ninety One Subadvisory Agreement provides that Ninety One, among other duties, will make all investment decisions for Ninety One’s allocated portion of the Fund’s investment portfolio. Ninety One, subject to the supervision of the Board and the Adviser, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Ninety One’s allocated portion of the Fund’s assets.

The Ninety One Subadvisory Agreement provides for Ninety One to be compensated based on the average daily net assets of the Fund allocated to Ninety One. Ninety One is compensated from the fees that the Adviser receives from the Fund. Ninety One generally will pay all expenses it incurs in connection with its activities under the Ninety One Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Ninety One Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Adviser, or (ii) Ninety One, on not less than ninety (90) days’ written notice to the Adviser and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Adviser recommended the appointment of Ninety One to serve as a subadviser to the Fund. In considering the approval of the Ninety One Subadvisory Agreement, the Independent Trustees considered the information and materials from the Adviser and Ninety One that included, as to Ninety One and the Fund: (i) the Ninety One Subadvisory Agreement; (ii) information regarding the review and due diligence process by which the Adviser had evaluated and selected Ninety One and recommended Ninety One for Board approval, and the Adviser’s rationale for recommending that Ninety One be appointed as a Subadviser to the Fund; (iii) information describing the nature, extent, and quality of the services that Ninety One proposed to provide to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience (including as a Subadviser to another series of the Trust), and reputation of Ninety One; (v) information on Ninety One’s brokerage and trading policies and practices; (vi) the level of subadvisory fees to be charged by Ninety One for its services to the Fund, and the fees charged by Ninety One to other accounts that it manages; (vii) the Fee Waiver Agreement, which requires the Adviser to waive any portion of the management fee it is entitled to under the Management Agreement with respect to the Fund that exceeds the aggregate amount of the subadvisory fees that the Adviser is required to pay to the Fund’s Subadvisers for the management of their allocated portions of the Fund; (viii) information on the compliance program applicable to Ninety One and the Trust CCO’s evaluation of the compliance program; (ix) information regarding the historical performance returns of Ninety One in managing the investment mandate it would employ for the Fund, and a comparison of such performance to a relevant index; and (x) the financial condition of Ninety One.

In addition, the Independent Trustees considered the presentations made by, and discussions at the Meeting with, representatives of the Adviser and the Trust’s CCO, and the Adviser’s favorable assessment of the nature, extent and quality of the subadvisory services expected to be provided to the Fund by Ninety One. During their review of this information, the Independent Trustees considered factors that the Independent Trustees deemed relevant with respect to Ninety One, including: the nature, extent, and quality of the services to be provided to the Fund by Ninety One; Ninety One’s management style and investment decision-making process; Ninety One’s historical performance record managing the investment mandate it would employ for the Fund; the qualifications and experience of the members of Ninety One’s portfolio management team; and Ninety One’s staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the Adviser in connection with each of the Subadvisers to the Fund, which includes extensive investment management and compliance due diligence with respect to the management and operations of each of the Subadvisers. Additionally, the Independent Trustees received assistance and advice from their independent legal counsel regarding legal standards in connection with their duties and responsibilities when approving investment advisory agreements.

In particular, and as to Ninety One, the Board, including all of the Independent Trustees, considered the following factors:

(a)       The nature, extent, and quality of the services to be provided by Ninety One. The Independent Trustees reviewed the nature, extent, and quality of the services to be provided by Ninety One to the Fund. The Independent Trustees considered the investment management process that Ninety One would employ to manage its allocated portion of the Fund’s investment portfolio (which was described in detail in the materials provided by Ninety One), the qualifications of Ninety One’s portfolio managers and investment management personnel with regard to implementing the investment mandate relating to the allocated portion of the Fund’s investment portfolio that Ninety One would be managing, and the performance record of Ninety One as compared to a relevant index. The Independent Trustees also considered the Adviser’s review, selection, and due diligence process with respect to Ninety One, and the Adviser’s favorable assessment and conclusion as to the nature, extent, and quality of the subadvisory services expected to be provided to the Fund by Ninety One. The Independent Trustees determined that the Fund and its shareholders were likely to benefit from the quality and experience of Ninety One’s portfolio managers and the qualifications of its investment professionals.

Based on their consideration and review of the foregoing information, the Independent Trustees concluded that the nature, extent and quality of the subadvisory services anticipated to be provided by Ninety One, as well as Ninety One’s ability to render such services based on Ninety One’s experience, operations and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio that Ninety One would manage.

(b)       Comparison of the services to be rendered by and fees to be paid to Ninety One with other clients. The Independent Trustees considered the services that would be rendered by Ninety One and evaluated the compensation to be paid to Ninety One for those services. Based on the information provided, the Independent Trustees noted that the services that Ninety One would furnish to the Fund appeared to be generally comparable to the services that Ninety One currently provides to its other advisory and subadvisory clients having similar investment strategies. The Independent Trustees also considered comparisons of the fees to be paid to Ninety One in light of the fees that were charged by Ninety One to its other advisory clients having a similar investment strategy, as disclosed in its 15(c) Questionnaire responses. The Independent Trustees also considered that the fees agreed to by Ninety One were the result of an arm’s length bargain negotiated by unaffiliated parties and that the Adviser believes such fees are fair and reasonable.

The Independent Trustees considered the review, selection, and due diligence process employed by the Adviser in determining to recommend Ninety One to serve as a Subadviser to the Fund, and the Adviser’s reasons for concluding that the subadvisory fees to be paid by the Adviser to Ninety One for its services to the Fund were fair and reasonable. The Independent Trustees considered that the subadvisory fees of Ninety One would indirectly be borne by the Fund and its shareholders. The Independent Trustees further considered that as a result of the appointment of Ninety One and the implementation of the New Opportunistic Fixed Income Fund Structure, the Fund’s subadvisory fees would stay the same, given the Fee Waiver Agreement and the then-effective subadvisory fee levels.

Based on their discussion, the Independent Trustees concluded that, in light of the nature, extent, and quality of the services expected to be provided, the proposed level of fees to be paid to Ninety One with respect to the assets of the Fund to be allocated to Ninety One was supported by the services that were expected to be provided by Ninety One to the Fund. The Independent Trustees also considered the potential “fallout” or ancillary benefits that may accrue to Ninety One from its relationship with the Fund, and noted Ninety One’s statement that it will not receive any indirect benefits as a result of the relationship between the Subadviser and the Adviser.

The Independent Trustees considered there was to be no expected impact of the fees to be paid to Ninety One by the Adviser on the Fund’s overall operating expenses at current asset levels, given the Fee Waiver Agreement. In addition, the Independent Trustees considered the Adviser’s assessment that the fees to be paid to Ninety One were the result of arm’s-length bargaining between unaffiliated parties, and considered the relevance of Ninety One’s potential profitability given that context. The Independent Trustees also took note of the Adviser’s explanation that the recommended appointment of Ninety One was not affected by the impact that the appointment would have on the Adviser’s revenues and profitability, and the Independent Trustees considered that the Adviser was not realizing a direct profit from the investment advisory services that it provides to the Fund as a result of the Fee Waiver Agreement.

Based on their consideration and review of the foregoing information, the Independent Trustees concluded that, in light of the nature, extent, and quality of the services expected to be provided by Ninety One and the proposed fees to be paid to Ninety One by the Adviser for managing its allocated portion of the Fund, the potential benefits accruing to Ninety One as a result of serving as a Subadviser to the Fund were reasonable in relation to the services that were expected to be provided by Ninety One to the Fund.

(c)       Investment performance of the Fund and Ninety One. Because Ninety One was a newly proposed Subadviser to the Fund, the Independent Trustees could not consider Ninety One’s investment performance in managing the Fund as a factor in evaluating the Ninety One Subadvisory Agreement. However, the Independent Trustees reviewed Ninety One’s historical performance record managing the investment mandate it would employ for the Fund as compared to a relevant index and concluded that Ninety One’s historical performance record, viewed together with the other factors considered by the Independent Trustees, supported a decision to approve the Ninety One Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the Independent Trustees’ decisions. Based on these factors, along with the determination of the Adviser at the conclusion of its review, selection, and due diligence process to recommend Ninety One be appointed as a Subadviser to the Fund, and such other matters as were deemed relevant, the Independent Trustees concluded that the proposed fee rate for Ninety One was supported by the services that were expected to be provided to the Fund and approval of the proposed Ninety One Subadvisory Agreement was in the best interests of the Fund and its shareholders. As a result, the Board, including a majority of the Independent Trustees, determined to approve the Ninety One Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Adviser provides certain internal administrative services to the Adviser Class, Class I and Class Y-2 shares of the Fund, for which the Adviser is entitled to receive a fee of 0.15% on an annual basis of the average daily net assets of the Adviser Class, Class I, and Class Y-2 shares, respectively. This fee accrues from fees paid under a separate Shareholder Administrative Services Plan adopted to compensate financial intermediaries, including the Adviser, for providing certain non-distribution related shareholder administrative services to Adviser Class, Class I and Class Y-2 shares. The Shareholder Administrative Services Plan provides for payments in an amount, or at a rate, not to exceed 0.25%, 0.25% and 0.15% on an annual basis of the average daily net asset value of the Adviser Class, Class I and Class Y-2 shares, respectively. The Adviser Class, Class I and Class Y-2 share classes of the Fund were not offered during the fiscal year ended March 31, 2023, and as a result the Fund did not pay any fees to the Adviser for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at Three Canal Plaza, Suite 100, Portland, Maine 04101, is a Delaware limited liability company that is a wholly-owned subsidiary of Genstar Capital. The Distributor acts as the principal underwriter of each class of shares of the Fund under a Distribution Agreement with the Fund. The Distribution Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2023, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of June 30, 2023, the Fund had 164,385,329 total shares outstanding, consisting of164,193,152 Class Y-3 shares and 192,177 Class I shares. Mercer Collective Trust – Mercer Opportunistic Fixed Income Portfolio held 107,496,850 Class Y-3 shares, representing 65.47% of the Fund’s total Class Y-3 shares outstanding and Mercer Investments LLC FBO Orlando Health, Inc., held 10,078,457 Class Y-3 shares, representing 6.14% of the Fund’s total Class Y-3 shares outstanding. In addition, as of that date, Zeel & Co. held 192,177 Class I shares, representing 100% of the Fund’s total Class I shares outstanding.

As of June 30, 2023, the Trustees and executive officers of the Fund, both individually and as a group, did not own more than 1% of any class of the Fund.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. You may obtain free copies of the Fund’s annual and semi-annual reports by contacting the Fund directly at 1-888-887-0619 or by visiting the Trust’s website, https://www.mercer.us/what-we-do/wealth-and-investments/delegated-solutions-us.html.